UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 11, 2010
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On February 11, 2010, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the fourth quarter ended December 31, 2009. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated February 11, 2010.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


February 11, 2010                TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated February 11, 2010.




Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Thursday, February 11, 2010

CHICAGO, ILLINOIS - February 11, 2010 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2009 net sales and net earnings.

Fourth quarter 2009 net sales were $110,318,000 compared to $115,432,000 in fourth quarter 2008. Fourth quarter 2009 net earnings were $7,571,000 compared to $5,363,000 in fourth quarter 2008, and net earnings per share were $.14 and $.09 in fourth quarter 2009 and 2008, respectively, an increase of $.05 per share or 56%. Fourth quarter 2009 results benefitted from foreign income tax benefits, however, fourth quarter 2009 results were adversely affected by after-tax charges relating to the write-down to market of certain trademarks and the Company's 50% interest in a foreign business; the net effect of which decreased 2009 net earnings by approximately $2,200,000. Prior year fourth quarter 2008 results benefitted from favorable income tax adjustments, but were adversely affected by after-tax adjustments relating to the write-down of an investment security, which was initially purchased with an insurance-backed AAA rating, that the Company concluded was impaired; the net effect of which decreased 2008 net earnings by approximately $1,100,000.

Twelve months 2009 net sales were $495,592,000 compared to $492,051,000 in twelve months 2008, an increase of $3,541,000 or 1%. Twelve months 2009 net earnings were $53,475,000 compared to $38,777,000 in twelve months 2008, and net earnings per share were $.95 and $.68 in twelve months 2009 and 2008, respectively, an increase of $.27 per share or 40%.

As the Company's quarterly financial reporting is based on thirteen week periods, the fourth quarter 2009 had four fewer shipping days than the prior year comparative period, and the first nine months of 2009 benefitted from additional shipping days. The fourth quarter and twelve months 2009 sales were also adversely affected by the timing of certain customer sales which did not ship until first quarter 2010.

Mr. Gordon said, "Fourth quarter 2009 net sales were adversely affected by fewer shipping days and the timing of certain customer sales in the comparative quarterly periods. The 56% increase in fourth quarter 2009 net earnings per share reflects the benefits of selective price increases, lower energy and fuel costs primarily relating to freight and delivery, and certain foreign income tax benefits, however, these benefits were offset by the effects of the write-down of certain assets as discussed above. The increase in the Company's earnings per share for fourth quarter 2009 also reflects common stock purchases in the open market resulting in fewer shares outstanding.

Twelve months 2009 sales and earnings benefitted from higher sales as well as the same factors and reasons as fourth quarter 2009 which are discussed above. Twelve months consolidated 2009 sales benefitted from higher U.S. domestic sales but were adversely affected by declines in export sales and certain international sales translated into U.S. dollars from a devalued foreign currency."





                              TOOTSIE ROLL INDUSTRIES, INC.
                CONSOLIDATED SUMMARY OF NET PRODUCT SALES & NET EARNINGS
                                  FOR THE PERIODS ENDED
                                DECEMBER 31, 2009 & 2008

                                    FOURTH QUARTER ENDED
                                    2009            2008

Net Product Sales              $110,318,000      $115,432,000

Net Earnings                   $  7,571,000      $ 5,363,000

  Net Earnings Per Share *         $ .14             $ .09

  Average Shares Outstanding *   55,660,000        56,611,000


                                    TWELVE MONTHS ENDED
                                    2009            2008

Net Product Sales              $495,592,000      $492,051,000

Net Earnings                   $ 53,475,000      $ 38,777,000

  Net Earnings Per Share *          $ .95             $ .68

  Average Shares Outstanding *   56,072,000        56,799,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 9, 2009 and April 10, 2008.